Exhibit 99.1

SUTRON REPORTS FIRST QUARTER 2015 RESULTS

Sterling, VA - May 14, 2015 - Sutron Corporation (NASDAQ: STRN) today announced results for the first quarter ended March 31, 2015.

First Quarter 2015 Results

•	First Quarter 2014 Revenue of $4.5 million; down from $4.9 million Revenue First Quarter 2014

•	First Quarter Net Loss of $735 thousand; increased from $540 thousand Net Loss in First Quarter 2014

•	Backlog as of March 31, 2005 was $15.5 million, up 28% from Prior Year Quarter

Sutron reported revenue of $4.5 million for the first quarter of 2015, down $400 thousand, or 8% from the prior year first quarter.   The lower revenue year over year is due to slower project activity being awarded in the first quarter than prior years. Standard product revenues for the first quarter of 2015 increased to $2.5 million as compared to $2.0 million for the first quarter of 2014.  The increase in standard product revenue is attributed to increased orders from the federal, state and local sectors than compared to the previous year. Revenues for systems and services for the first quarter of 2015 was $2.0 million, a decrease from $2.9 million in 2014.

Net loss for the first quarter of fiscal year 2015 was $735 thousand, a decrease from a net loss of $540 thousand in the first quarter of fiscal year 2014.  Loss per share was $(0.14) per basic and diluted share for the first quarter of 2015 as compared to loss per share of $(0.11) per share in the first quarter of 2014.

The Company’s backlog as of March 31, 2015 was approximately $15.5 million, up 28% from the backlog as of March 31, 2014. Of the $15.5 million in backlog, we expect to convert approximately two-thirds of that backlog to revenue within 2015.

Balance Sheet and Liquidity

Sutron ended the first quarter of 2015 with $6.3 million in cash and cash equivalents, down from $8.7 million at December 31, 2014 and from $9.2 million at March 31, 2014.  Cash used by operating activities in the first quarter of 2015 was approximately $2.3 million compared to cash generated by operating activities in the first quarter of 2014 of $113 thousand.  The principal components of the use of cash in the first quarter of 2015 were the recognition of net operating loss, decrease of accounts payable and the increase of vendor advance payments contrasted against uses of cash of increased prepayments to vendors and an increase in our inventory on hand as of March 31, 2015.  Capital expenditures were $71 thousand in the first quarter of 2015 compared to $48 thousand in the first quarter of 2014.

Free Cash Flow in the first quarter of 2015 was approximately $(2.3) million compared to Free Cash Flow of $66 thousand for the first quarter of 2014.  Sutron defines Free Cash Flow as net cash provided or used by operating activities less cash used in the purchase of property and equipment.  The primary cause for the year over year variance was the low operating cash flow in the first quarter of 2014.

Management Commentary

“Although the first quarter is historically slow for Sutron, we are disappointed by these first quarter results,” stated Raul McQuivey, Chairman and Chief Executive Officer. “The low quarterly top line revenue was due to continuing delay for some projects and our inability to ship a couple of orders awaiting payment from customers.  Our performance in the first quarter of 2015 is significantly below our budget. One note of optimism is a $15 million backlog at quarter’s end and our deep pipeline of opportunities that we are pursuing.  Hopefully, this will position us to recover from our slow first quarter and to realize more acceptable performance for the remainder of 2015. Our focus for the remainder of 2015 will be to drive revenue growth and also to achieve steady improvement in our operating margins and net income.  We are making progress in some of our new development initiatives that we believe will produce dividends for us later in 2015.”

Conference Call

The Company will host a conference call on May 20, 2014 at 1:45 p.m. Eastern Time during its Annual Shareholders Meeting to discuss its strategic direction and focus and to review the results for the first quarter of 2015. The on-line presentation can be accessed via the following webinar link and phone number:

On-line webinar/presentation:

https://global.gotomeeting.com/join/633561373

Audio Dial-in
Phone Number: +1 (626) 425-3113
Access Code: 633-561-373

About Sutron

Sutron Corporation, headquartered in Sterling, Virginia, is a project driven business.  We provide hydrological, meteorological, air quality, oceanic and aviation real-time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities, hydropower companies and other commercial entities.  Our quarterly results may fluctuate substantially based upon contract awards that are difficult to project in terms of timing and may be delayed due to differing time frames in securing government approvals and funding.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, EBITDA, financing plans, business strategy, bookings, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION
CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2015	(Audited) December 31, 2014

ASSETS
Current Assets:
Cash and cash equivalents	$5,545,940	$7,873,903
Restricted cash and cash equivalents	767,493	809,509
Accounts receivable, net	4,865,253	4,693,260
Costs in excess of billings	1,446,800	1,500,603
Inventory, net	4,997,806	4,747,676
Prepaid items and other assets	634,708	293,568
Income taxes receivable	243,163	173,537
Deferred income taxes	1,450,643	1,046,593
Total Current Assets	19,951,806	21,138,649

Property and Equipment, Net	1,870,789	1,935,760
Other Assets
Goodwill	4,452,152	4,452,152
Intangibles, net of amortization	676,209	722,466
Other Assets	85,444	102,514
Total Assets	$27,036,400	$28,351,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$721,791	$1,045,170
Accrued payroll	1,042,594	886,367
Deferred revenue	929,792	1,286,121
Deferred rent	151,584	149,011
Other accrued expenses	688,665	744,346
Billings in excess of costs and estimated earnings	157,831	125,242
Total Current Liabilities	3,692,257	4,236,257
Long-Term Liabilities
Deferred rent	571,178	608,568
Deferred income taxes	8,153	30,871
Total Liabilities	4,271,588	4,875,696
Stockholders’ Equity
Common stock, 12,000,000 shares authorized; 5,084,134 issued and outstanding at March 31, 2015 and December 31, 2014	50,842	50,842
Additional paid-in capital	5,503,775	5,465,723
Retained earnings	17,619,088	18,354,164
Accumulated other comprehensive loss	(408,893)	(394,884)
Total Stockholders’ Equity	22,764,812	23,475,845
Total Liabilities and Stockholders’ Equity	$27,036,400	$28,351,541

See accompanying notes to consolidated financial statements.

SUTRON CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended March 31,
		Restated
	2015	2014

Revenue	$4,502,578	$4,899,345

Cost of goods sold	3,173,231	3,263,304
Gross profit	1,329,347	1,636,041

Operating expenses:
Selling, general and administrative expenses	1,675,479	1,659,849
Research and development expenses	825,771	868,949
Total operating expenses	2,501,250	2,528,798

Operating (loss) income	(1,171,903)	(892,757)

Financing income, net	14,675	2,873

(Loss) income before income taxes	(1,157,228)	(889,884)

Income tax (benefit) expense	(422,152)	(349,666)
Net (loss) income	$(735,076)	$(540,218)

Net (loss) income per share:

Basic (loss) income per share	$(0.14)	$(0.11)
Diluted (loss) income per share	$(0.14)	$(0.11)

Comprehensive income:

Net (loss) income	$(735,076)	$(540,218)

Foreign currency translation adjustments	(14,009)	(28,032)

Comprehensive (loss) income	$(749,085)	$(568,250)

SUTRON CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
		Restated
	2015	2014
Cash Flows from Operating Activities:
Net (loss) income	$(735,076)	$(540,218)
Noncash items included in net income:
Depreciation	135,630	113,562
Amortization of intangibles	46,257	46,257
Deferred income taxes	(426,768)	(373,877)
Stock based compensation	38,052	22,998
Change in current assets and liabilities, net of the impact of acquisitions:
Accounts receivable	(171,993)	396,082
Costs in excess of billings	53,803	(195,569)
Inventory	(250,130)	(400,189))
Prepaid expenses and other assets	(341,140)	(239,007))
Income tax receivable	(69,626)	29,031
Accounts payable	(323,379)	192,051
Accrued expenses	100,546	1,124,649)
Deferred revenues	(356,329)	103,544
Billings in excess of costs and estimated earnings	32,589	(134,917)
Deferred rent	(34,817)	(31,040))
Net Cash (Used) Provided by Operating Activities	(2,302,381)	113,357)

Cash Flows from Investing Activities:
Restricted cash and cash equivalents	42,016	(25,541)
Purchase of property and equipment	(70,659)	(47,537))
Other assets	17,070	1,458
Net Cash Used by Investing Activities	(11,573)	(71,620))

Effect of exchange rate changes on cash and cash equivalents	(14,009)	(28,032)
Net (decrease) increase in cash and cash equivalents	(2,327,963)	13,705)
Cash and Cash Equivalents, beginning of period	7,873,903	8,283,092
Cash and Cash Equivalents, end of period	$5,545,940	$8,296,797

Company Contact: Glen Goold
+1 (703)406-2800
ggoold@sutron.com
www.sutron.com